Exhibit 10.1

PERSONAL AND CONFIDENTIAL
September 17, 2009
Mr. Philip N. Kaplan
7 Cavaillon
Newport Coast, CA  92657

Re: Employment Offer and Terms of Employment
Dear Philip:

On behalf of Quality Systems, Inc. (the “Company” or “QSI”), I am exceedingly pleased to extend to you our offer of employment to join the Company as its Chief Operating Officer.  This letter will confirm the terms and conditions of your employment with the Company.  These terms have been approved by the Company’s Compensation Committee, Audit Committee and Board of Directors.

Your employment start date will be not later than two weeks from acceptance of this offer, with an exact commencement date to be determined by mutual agreement in the near future and set forth on Exhibit B attached hereto.  Your title will be Chief Operating Officer, and subject to necessary business travel requirements, you will perform your employment duties at the Company’s Irvine, California location.  On or before your employment start date you will resign from the Company’s board of directors and all of its committees in connection with your acceptance of employment with the Company.  As Chief Operating Officer, you will report to the Chief Executive Officer, and your duties and responsibilities will be commensurate with your title.

Your compensation will consist of the following components:

1.              A base salary at an annualized rate of $400,000.00, payable in accordance with the Company’s normal payroll practices, and subject to all legally-required deductions.

2.              An annual bonus opportunity of up to $240,000.00, subject to the terms and provisions of the Company’s current 2010 Incentive Program as described in the Company’s 2009 Proxy Statement, and the specific amendment to such Incentive Program, personal to you, set forth on Exhibit A to this letter.  Any bonus payable for the Company’s fiscal year 2010 will be pro-rated for the number of months of your employment during that fiscal year.

3.              The immediate grant of an option to purchase 30,000 shares of the Company’s common stock, pursuant to the terms and provisions of the Company’s current Amended and Restated 2005 Stock Option Plan.  The options pursuant to this grant will have a eight (8) year term, and will vest as in equal, annual 20% installments over a five (5)-year period beginning one (1) year following the date of grant.  The specific terms and conditions of this options grant will be included in the Company’s standard option grant agreement between you and the Company.   In light of the immediate grant of 30,000 options as set forth above, you shall not be eligible for further options under the equity bonus portion of the 2010 Incentive Program.

To align your interest with the shareholders of the Company in a similar manner to the requirement imposed upon the Directors of the Company, you will be required to acquire on the open market and hold, a minimum of 2,000 shares of the Company’s common stock.  The acquisition of the 2,000 shares must occur prior to March 31, 2010.  A balance of no less than 2,000 shares of the Company’s common stock acquired in connection with this purchase requirement must be maintained by you at all times during your tenure as Chief Operating Officer of the Company.  If, prior to March 31, 2010, there exists a material nonpublic event or the Company is otherwise involved in a matter that would, under applicable law, prohibit you from acquiring the 2,000 shares referenced herein, the period ending on March 31, 2010 referenced above shall be extended for a period equal to that time during which you were prohibited from acquiring shares of the Company’s common stock (except for normally scheduled quarterly “blackout” periods in accordance with the Company’s Insider Trading Guidelines).  It is the intention of you and the Company, however, that you make your acquisition of the 2,000 shares as expeditiously as possible, and in no event later than March 31, 2010.

4.              Group insurance coverage (with a participant eligibility date to be determined by the plan documents currently in effect), together with all other employment benefits will be available to you as an employee of Quality Systems, Inc. on the same terms as for other executive employees of the Company.

By undertaking employment with Quality Systems, you also agree to abide by all current and future employment policies, rules and regulations of the Company.  Additionally, by acceptance of this employment offer, you represent to Quality Systems that you have no agreements or covenants with any other entity that may conflict with, or preclude you from fulfilling to the best of your ability, your duties and responsibilities as Chief Operating Officer of the Company.  You further agree not to disclose to Quality Systems, or otherwise use on behalf of the Company, any proprietary or confidential information belonging to others which you acquired prior to your employment with Quality Systems, and which you are under obligation to keep secret.   In connection with this offer of employment, other than as expressly stated in this letter, Quality Systems makes no promises or representations concerning future promotions, compensation, or other terms and conditions of employment.  By accepting employment, you agree that you have not relied upon or been induced to accept employment with Quality Systems on the basis of any such promises or representations.

You and Quality Systems expressly understand and agree that your employment with the Company is in all respects “at will,” meaning that either you or Quality Systems can terminate the employment relationship at any time on notice to the other, with or without cause, for any reason or no reason.  Quality Systems also can discipline, demote or alter the terms of employment of its employees at any time, with or without cause or advance notice.  This letter agreement is our entire understanding concerning the subjects contained herein (including the at-will nature of your employment and the possible termination of the employment relationship), and the Company’s policy of at-will employment cannot be changed or modified in any way except that it may be superseded by one or more written agreements between you and Quality Systems, authorized in advance by specific resolution of Quality Systems’ Board of Directors and signed by both you and the Company’s Chief Executive Officer.

As with all Quality Systems employees, on your first day of employment, you will be required to execute (i) an Acknowledgment and Certification of your receipt of and agreement with the Company’s Employee Handbook (the Handbook includes an at-will employment statement consistent with the foregoing) and (ii) a Employee Confidential Information, Non-Compete, and Employee Works Agreement.  As required by law, you also must establish your identity and authorization to work in the United States as required by the Immigration Reform and Control Act of 1986 (IRCA).  Enclosed is a copy of the Employment Verification Form (I-9), with instructions required by IRCA.  Please review this document and bring the appropriate original documentation on your first day of work.

Phil, please signify your acceptance of this employment offer by signing and dating this letter in the spaces provided below, and returning the original letter to me.  (A copy is enclosed for your own records.)  As we have discussed, you have agreed to maintain in confidence this employment offer and your acceptance of it until Quality Systems notifies you that it is ready to make a public announcement of your resignation from the Board and acceptance of employment with the Company.  I am delighted you will be joining Quality Systems as Chief Operating Officer, and I look forward to your making a tremendous contribution to the Company.

Very truly yours,
QUALITY SYSTEMS, INC.
By:
Steven T. Plochocki, Chief Executive Officer

AGREED TO AND ACCEPTED:

(Employee’s Signature)
Philip N. Kaplan
Dated: September 17,, 2009

[Exhibits A and B follow on next two pages.]

EXHIBIT A

The following bonus opportunities are subject to the terms and conditions of the 2010 Incentive Compensation Program as approved by the Company’s Compensation Committee and its Board of Directors:

Cash Bonus Opportunity – Fiscal 2010:

Phillip Kaplan may earn, cash compensation of up to $240,000 based on meeting certain target increases in earnings EPS performance and revenue growth during the fiscal year as well as meeting certain operational requirements established by the Board. Of the total $240,000 potential cash compensation, 40% is allocated to the EPS performance criteria, 40% is allocated to the revenue growth criteria and the remaining 20% is discretionary and is allocated in part to the business performance, structuring, growth, and operational requirements criteria as well as profitability of the revenue cycle management business.  This cash compensation bonus opportunity shall be pro-rated based on the portion of the 2010 fiscal year during which Mr. Kaplan is employed as the Chief Operating Officer of the Company.  For example, if Mr. Kaplan is employed as the Chief Operating Officer for four months during fiscal 2010, he shall be eligible for 4/12 of the $240,000 amount (i.e. $80,000.00).

EXHIBIT B

It is agreed that the employment start date shall be:  September 17, 2009.

QUALITY SYSTEMS, INC.
By:
Steven T. Plochocki, Chief Executive Officer

EMPLOYMENT START DATE AGREED TO AND ACCEPTED:

(Employee’s Signature)
Philip N. Kaplan
Dated: September 17,, 2009